                                       FILED PURSUANT TO RULE 424(B)(3)
                                       FILE NO. 333-53955

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 30, 1998)


                              INNKEEPERS USA TRUST
                                    4,063,329
                                  COMMON SHARES


         The table beginning on page 33 of the Prospectus dated June 30, 1998 of Innkeepers USA Trust (the "Prospectus") contained in the section entitled "Selling Shareholders" is amended as follows:

               1. With respect to Jack P. DeBoer, the table is changed as follows:


         Prior to the Offering       Secondary Shares          After Offering
             Shares Owned           Registered Hereunder        Shares Owned
         ---------------------     --------------------         ------------
            2,435,496(2)                 1,727,036               708,460(2)

               2. The table is changed to add World Vision as a Selling Shareholder with the following numbers of shares:


         Prior to the Offering        Secondary Shares         After Offering
              Shares Owned          Registered Hereunder        Shares Owned
         ---------------------      --------------------        ------------
                40,000                     40,000                    -0-


               3. Footnote (2) to the table is changed to read as follows:

                  Includes 4,000 Series A Preferred Shares, 6,382 restricted Common Shares and 6,000 Common Shares issuable upon exercised of vested options granted under the Company's Trustees Share Incentive Plan. Also includes a total of 688,348 Secondary Shares that may be issued upon redemption of Units owned by Marilyn DeBoer, Penny Kay DeBoer and Skyler Scott DeBoer, the resale of which is covered by the Prospectus and which may be deemed to be beneficially owned by Jack P. DeBoer but of which he disclaims beneficial ownership.

         The changes are made primarily as a result of Jack P. DeBoer's transfer of 40,000 Units to World Vision, and do not increase the total number of Common Shares registered under the Prospectus.

         All terms used but not defined in this Prospectus Supplement have the meanings provided for them in the Prospectus.

          The date of this Prospectus Supplement is December 15, 1999.